Exhibit 99.1

PANAMSAT HOLDING CORPORATION ANNOUNCES AN EXTENSION TO ITS
TENDER OFFER EXPIRATION DATE

WILTON, CT, June 30, 2006 — PanAmSat Holding Corporation (NYSE:PA) (the “Company”) announced today that it is further extending the expiration date in connection with its previously announced offer to purchase (the “Offer”) and consent solicitation (the “Consent Solicitation”) with respect to its 10 3/8% Senior Discount Notes due 2014 (the “Notes”). The Consent Solicitation expired at 5:00 p.m. New York City time, on June 14, 2006. The Offer will expire at 9:00 a.m. New York City time, on July 3, 2006, unless extended (such date and time, as the same may be extended, the “Expiration Date”). The Offer and Consent Solicitation were commenced on May 30, 2006 and are being made on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 30, 2006 and the related Consent and Letter of Transmittal, as amended (together, the “Offer Documents”).

Except for the extension described above, all of the terms and conditions of the Offer and Consent Solicitation remain unchanged. As of 9:00 a.m. New York City time, on June 30, 2006, approximately $414.5 million in aggregate principal amount at maturity of the Notes had been tendered, representing approximately 99.6% of the outstanding principal amount at maturity of the Notes.

The terms of the Offer and Consent Solicitation, including the conditions to the Company’s obligation to accept the Notes tendered and consents delivered and to pay the purchase price for the Notes, are set forth in the Offer Documents. The Company’s obligations in this respect are subject to a number of conditions, including the consummation of the acquisition of the Company by Intelsat (Bermuda), Ltd., a subsidiary of Intelsat, Ltd., and the availability of sufficient funds to be raised from the offer and sale of newly issued notes.

Deutsche Bank Securities Inc. is the dealer manager for the Offer and the solicitation agent for the Consent Solicitation. Questions or requests for assistance and documentation may be directed to Deutsche Bank Securities Inc, 60 Wall Street, New York, New York 10005, Attn: Alexandra Barth at (212) 250-5655.

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes. That offer or solicitation is made only by means of the Offer Documents.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company’s plans to consummate the Offer and Consent Solicitation with respect to the Notes. These statements are based upon the current expectations and beliefs of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the Securities and Exchange Commission.

About PanAmSat

Through its owned and operated fleet of 24 satellites, PanAmSat Holding Corporation (NYSE: PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals. In total, PanAmSat’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the Company’s Web site at www.panamsat.com.